EXHIBIT 99.1

October 25, 2018 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 3rd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended September 30, 2018, of $1,746,000, an increase of 5.6 percent from the $1,653,000 earned for the third quarter of 2017.   Earnings per share for the third quarter of 2018 were $.37 compared to $.35 for the prior year third quarter, a 5.7 percent increase.  For the nine months ended September 30, 2018, net income totaled $8,088,000, a 22.3 percent increase from net income of $6,611,000 for the nine months ended September 30, 2017.  Earnings per share were $1.71 for the first nine months of 2018 versus $1.41 for the first nine months of 2017.  Return on average assets and return on average equity were 1.01 percent and 9.67 percent, respectively, for the first nine months of 2018, compared to .87 percent and 8.24 percent, respectively, for the same period in the prior year.

Tom Wiseman, president and CEO of Ohio Valley Banc Corp., commented, "Change, is the one word I would use to describe the first three quarters of 2018.  These changes yield both opportunities and challenges for this company.  We're experiencing a rising rate environment for the first time in over 10 years; a new accounting standard to become effective in 2020 has kept our credit team busy establishing and testing new methodologies for calculating our loan loss reserves; more and more customers are banking via device rather than visiting the bank; and two construction projects are underway.  Your company is well positioned to not only meet these changes, but embrace them, as proven by the continued growth we have experienced over these past months."

For the third quarter of 2018, net interest income increased $495,000, and for the nine months ended September 30, 2018, net interest income increased $1,709,000, from the same respective periods last year.  Positively impacting net interest income was the growth in earning assets.  For the nine months ended September 30, 2018, average earning assets increased $64 million from the same period the prior year.  The growth in average earning assets was primarily attributable to an increase in balances being maintained at the Federal Reserve and from the loan portfolio.  The $37 million increase in average balances being maintained at the Federal Reserve was related to the growth in average deposits exceeding the growth in average loans, partially due to an increase in seasonal deposit balances associated with clearing tax refunds.  This increase in average balance, when coupled with the 100 basis point increase in short-term interest rates since September 30, 2017, generated an additional $858,000 in year-to-date interest income.  For the nine months ended September 30, 2018, average loans increased $27 million from the same period last year, led by growth within the commercial loan segment.  For the nine months ended September 30, 2018, interest and fees on loans increased $1,724,000 from the same period last year.  For the nine months ended September 30, 2018, the net interest margin was 4.41 percent, compared to 4.50 percent for the same period the prior year.  The decrease in net interest margin was related to the higher balances maintained at the Federal Reserve, which diluted the net interest margin due to the yield on those balances being less than other earning assets, such as loans and securities.

For the three months ended September 30, 2018, the provision for loan losses decreased $639,000, and for the nine months ended September 30, 2018, the provision for loan losses decreased $226,000, from the same respective periods in 2017.  For the three months ended September 30, 2018, the provision for loan loss expense of $962,000 was primarily related to the establishment of a specific allocation of $409,000 on a collateral dependent impaired loan and quarterly net loan charge-offs of $287,000.  For the nine months ended September 30, 2018, the provision for loan losses incurred of $1,695,000 was primarily related to year-to-date net loan charge-offs of $879,000 and the $409,000 specific allocation previously mentioned.  The ratio of nonperforming loans to total loans was 1.36 percent at September 30, 2018 compared to 1.36 percent at December 31, 2017 and 1.19 percent at September 30, 2017.  The allowance for loan losses was 1.06 percent of total loans at September 30, 2018, compared to .97 percent at December 31, 2017 and .94 percent at September 30, 2017.

For the three months ended September 30, 2018, noninterest income totaled $1,927,000, a decrease of $355,000 from the same period last year.  Noninterest income totaled $7,541,000 for the nine months ended September 30, 2018, an increase of $34,000 from the same period last year.  Contributing to the decrease for the quarter and limiting the year-to-date increase was income on bank owned life insurance.  In conjunction with various benefit plans for directors and key employees, the Company maintains an investment in bank owned life insurance.  During the third quarter of 2017, the Company received life insurance proceeds of $399,000, which contributed to the income decrease on bank owned life insurance for 2018.  For the first nine months of 2018, interchange income earned from debit and credit transactions increased $230,000 and gain on sale of other real estate owned increased $169,000, respectively, from the same period last year.  Partially offsetting the increases above was a decrease in tax refund processing fees.  For the first nine months of 2018, tax refund processing fees totaled $1,566,000, a decrease of $101,000 from the same period the prior year.  The decrease was related to the lower per item fee received by the Company under the contract with the third-party tax refund product provider.

For the three months ended September 30, 2018, noninterest expense totaled $9,761,000, an increase of $539,000 from the same period last year.  For the nine months ended September 30, 2018, noninterest expense totaled $29,243,000, an increase of $770,000 from the same period last year.  The Company's largest noninterest expense, salaries and employee benefits, increased $518,000 as compared to the third quarter of 2017 and increased $1,252,000 as compared to the first nine months of 2017.  The increase was primarily related to annual merit increases and higher health insurance expense.  Also adding to higher noninterest expense was data processing and professional fees, which increased $195,000 and $80,000, respectively, from the three months ended September 30, 2017 and increased $528,000 and $199,000, respectively, from the nine months ended September 30, 2017.  Partially offsetting the increases above was the decrease in fraud expense.  During the second quarter of 2017, the Company incurred $830,000 in fraud expense in relation to fraudulent wire transfers.  The fraud expense was recouped via existing insurance policies in the fourth quarter of 2017; however, as of September 30, 2017, noninterest expense reflected the increase in expense.  Also helping to limit noninterest expense growth was the decrease in foreclosure expense, which for the three months ended September 30, 2018 decreased $104,000 and for the nine months ended September 30, 2018 decreased $261,000 from the same periods last year.

For the nine months ended September 30, 2018, income tax expense totaled $1,428,000, a decrease of $278,000 from the same period last year.  The primary contributor to the lower tax expense was the lower federal income tax rate applicable in 2018.  As part of the Tax Cuts and Jobs Act that was enacted on December 22, 2017, the Company's statutory federal income tax rate was reduced from 34 percent to 21 percent.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 19 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain  statements  contained in this  earnings  release that are not  statements of  historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "believes," "anticipates," "expects," "appears," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Part II. Item 1.A. "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
PER SHARE DATA
Earnings per share	$0.37	$0.35	$1.71	$1.41
Dividends per share	$0.21	$0.21	$0.63	$0.63
Book value per share	$24.05	$23.43	$24.05	$23.43
Dividend payout ratio (a)	56.87%	59.49%	36.74%	44.57%
Weighted average shares outstanding	4,730,624	4,688,284	4,722,189	4,680,846

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$173	$188
Dividends reinvested under
dividend reinvestment plan (c)	$305	$370	$1,058	$1,167

PERFORMANCE RATIOS
Return on average equity	6.10%	6.01%	9.67%	8.24%
Return on average assets	0.67%	0.66%	1.01%	0.87%
Net interest margin (d)	4.49%	4.52%	4.41%	4.50%
Efficiency ratio (e)	76.23%	72.33%	71.69%	72.46%
Average earning assets (in 000's)	$961,607	$918,443	$1,008,735	$944,842

(a) Total dividends paid as a percentage of net income.
(b) Shares purchased from OVBC.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Nine months ended
(in $000's)	September 30,		September 30,
	2018	2017	2018	2017
Interest income:
Interest and fees on loans	$11,118	$10,489	$33,134	$31,410
Interest and dividends on securities	798	746	2,373	2,175
Interest on interest-bearing deposits with banks	265	82	1,321	459
Total interest income	12,181	11,317	36,828	34,044
Interest expense:
Deposits	1,081	757	2,934	1,985
Borrowings	337	292	981	855
Total interest expense	1,418	1,049	3,915	2,840
Net interest income	10,763	10,268	32,913	31,204
Provision for loan losses	962	1,601	1,695	1,921
Noninterest income:
Service charges on deposit accounts	534	541	1,551	1,575
Trust fees	69	64	197	177
Income from bank owned life insurance and
annuity assets	173	577	522	981
Mortgage banking income	93	59	225	164
Electronic refund check / deposit fees	33	0	1,566	1,667
Debit / credit card interchange income	943	863	2,736	2,506
Gain (loss) on other real estate owned	(82)	(23)	75	(94)
Other	164	201	669	531
Total noninterest income	1,927	2,282	7,541	7,507
Noninterest expense:
Salaries and employee benefits	5,537	5,019	16,780	15,528
Occupancy	469	449	1,336	1,331
Furniture and equipment	263	269	775	787
Professional fees	514	434	1,537	1,338
Marketing expense	263	273	787	785
FDIC insurance	110	99	368	366
Data processing	759	564	2,180	1,652
Software	398	365	1,160	1,102
Foreclosed assets	54	158	164	425
Amortization of intangibles	33	38	105	120
Other	1,361	1,554	4,051	5,039
Total noninterest expense	9,761	9,222	29,243	28,473
Income before income taxes	1,967	1,727	9,516	8,317
Income taxes	221	74	1,428	1,706
NET INCOME	$1,746	$1,653	$8,088	$6,611

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	September 30,	December 31,
	2018	2017
ASSETS
Cash and noninterest-bearing deposits with banks	$11,349	$12,664
Interest-bearing deposits with banks	53,770	61,909
Total cash and cash equivalents	65,119	74,573
Certificates of deposit in financial institutions	2,310	1,820
Securities available for sale	104,877	101,125
Securities held to maturity (estimated fair value: 2018 - $17,538; 2017 - $18,079)	17,219	17,581
Restricted investments in bank stocks	7,506	7,506
Total loans	782,377	769,319
Less: Allowance for loan losses	(8,315)	(7,499)
Net loans	774,062	761,820
Premises and equipment, net	13,856	13,281
Other real estate owned	1,332	1,574
Accrued interest receivable	2,862	2,503
Goodwill	7,371	7,371
Other intangible assets, net	410	514
Bank owned life insurance and annuity assets	29,198	28,675
Other assets	7,394	7,947
Total assets	$1,033,516	$1,026,290

LIABILITIES
Noninterest-bearing deposits	$232,575	$253,655
Interest-bearing deposits	620,320	603,069
Total deposits	852,895	856,724
Other borrowed funds	40,514	35,949
Subordinated debentures	8,500	8,500
Accrued liabilities	17,768	15,756
Total liabilities	919,677	916,929

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2018 - 5,392,859 shares issued; 2017 - 5,362,005 shares issued)	5,393	5,362
Additional paid-in capital	49,208	47,895
Retained earnings	77,982	72,694
Accumulated other comprehensive loss	(3,032)	(878)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	113,839	109,361
Total liabilities and shareholders' equity	$1,033,516	$1,026,290